Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES THIRD

QUARTER FISCAL 2009 RESULTS AND

INTRODUCES FOURTH QUARTER 2009 GUIDANCE

THE COMPANY INITIATES STOCK REPURCHASE

PROGRAM AND ANNOUNCES EXECUTIVE

APPOINTMENT AND DEPARTURE

FOOTHILL RANCH, CA, November 19, 2009 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal third quarter ended October 31, 2009, and introduced guidance for the fourth quarter of fiscal 2009. The Company provides segment information on Wet Seal and Arden B in Exhibit B to this press release.

For the third quarter:

•	Net sales were $141.5 million compared to net sales of $146.6 million for the prior year third quarter.

•	Consolidated comparable store sales decreased 6.2%. Comparable store sales for Wet Seal decreased 7.6% and for Arden B increased 1.3%.

•	Operating income was $4.7 million, or 3.3% of net sales, compared to $7.1 million, or 4.8% of net sales, in the prior year third quarter.

•	The current year and prior year quarters included $0.3 million and $0.5 million, respectively, in non-cash asset impairment charges.

•	Net income was $4.5 million, or $0.04 per diluted share, as compared to $6.8 million, or $0.07 per diluted share, in the prior year quarter.

Ed Thomas, chief executive officer, commented, “Our third quarter results reflect further progress at both our Wet Seal and Arden B divisions. At Wet Seal, comparable store sales improved sequentially as we continued to adjust our inventory mix to better align with our customers’ preferences. We believe that we are better positioned than at any other time this year with our merchandise assortment at Wet Seal.

“At Arden B, our positive comparable store sales and merchandise margin improvements led to operating income of $1.4 million, an improvement of more than $3.7 million over the operating loss incurred in the prior year quarter. With three successive quarters of profitability at Arden B, we gained further confidence in the growth potential of this business under the lower-priced merchandise model we implemented at the beginning of the year.”

Mr. Thomas concluded, “Although we are pleased with our progress in the third quarter, we have seen a notable decline in comparable store sales trends during the first half of November, versus October results, in both of our operating divisions. We believe, at a minimum, that the consumer is taking a pause after Halloween and before the start of the holiday shopping season. With this ongoing situation, we will continue to manage our business very conservatively.”

As of quarter-end, the Company’s inventory per square foot declined 4% versus the prior year quarter, with Wet Seal down 4% and Arden B down 2%.

The Company generated cash flows from operations of $6.5 million during the third quarter, and ended the quarter with $144.2 million of cash and cash equivalents and $3.3 million of long-term debt, comprised of Convertible Notes, net of discount.

Store Openings and Closings

The Company opened six Wet Seal stores and closed one, and closed one Arden B store during the third quarter. At October 31, 2009, the Company operated 500 stores in 47 states, the District of Columbia and Puerto Rico, including 420 Wet Seal stores and 80 Arden B stores.

Capital Expenditures and Depreciation

During the third quarter, the Company incurred capital expenditures of $6.4 million, of which $4.9 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances of $0.6 million associated primarily with new store construction, resulting in net capital expenditures for the quarter of $5.8 million.

Depreciation in the third quarter totaled $3.9 million as compared to $3.6 million in the prior year third quarter.

Capital Transactions and Stock Repurchase Program

During the third quarter, there were no conversions of Secured Convertible Notes or Convertible Preferred Stock. As of October 31, 2009, Secured Convertible Notes and Convertible Preferred Stock remain outstanding that are convertible into approximately 3.1 million shares and 537,000 shares, respectively, of the Company’s Class A common stock.

During the third quarter, there were no warrants exercised for the Company’s Class A common stock. As of October 31, 2009, warrants exercisable into approximately 10.6 million shares of the Company’s Class A common stock remain outstanding. Exercise of all remaining outstanding warrants via cash payment by the warrant holders would result in proceeds to the Company of $39.1 million. The average exercise price on the outstanding warrants is $3.70, with approximately 7.8 million of such warrants having an exercise price in excess of the Company’s closing Class A common stock price as of November 18, 2009.

The Company announced that on November 18, 2009, its Board of Directors authorized it to repurchase shares of its Class A common stock having an aggregate purchase price of up to $12.5 million. Repurchases are at the option of the Company and can be discontinued at any time. Mr. Thomas commented, “We believe re-investment in our stock to be an excellent use of a portion of our cash. The repurchase program approved by our Board reflects what is currently permitted under our Secured Convertible Notes indenture. In the future, we may seek additional stock repurchase capacity under the indenture and expand the stock repurchase program accordingly.”

Income Taxes

The Company began fiscal 2009 with approximately $117.9 million of federal net operating loss (“NOL”) carry forwards available to offset taxable income in fiscal 2009 and thereafter, subject to certain annual limitations based on the provisions of Section 382 of the Internal Revenue Code. Subject to potential further adjustment, the Company believes NOL carry forwards available will be sufficient to offset any possible federal regular taxable income in fiscal 2009. Accordingly, if the Company generates taxable income in fiscal 2009, the Company expects it would report an effective income tax rate of approximately 2.7% related to a limited portion of federal alternative minimum taxes that cannot be offset by NOL carry forwards, income taxes in the State of California, which cannot be offset by NOL carry forwards, and certain other state income taxes.

Currently, the Company maintains a 100% valuation allowance against its net deferred income tax assets, which are comprised primarily of its NOL carry forwards. As of October 31, 2009, evidence does not support realization of these net deferred income tax assets. However, going forward, as the Company continues to evaluate available evidence, it is possible that some or all of the Company’s deferred income tax assets may be deemed realizable and, accordingly, the valuation allowance recorded against those deferred income tax assets may be reversed at or before the end of the current fiscal year. If such valuation allowance is reversed, the Company would record an immediate benefit to income taxes for a substantial majority of the reversal and would record an increase to additional paid-in capital for the remainder of the reversal. Prospectively, the Company would then report an effective income tax rate much closer to statutory rates, which the Company estimates to be in the range of 38% to 39%. However, this would not change the Company’s current expectations that it will not incur significant cash income tax payments in fiscal 2009 or fiscal 2010 as it continues to utilize available NOL carry forwards.

The Company’s current expectations regarding the federal NOL carry forwards it may use annually are based on calculations made by management in April 2005 and December 2006, at which times the Company incurred “ownership changes”, as defined in Section 382, that require re-calculation of NOL annual utilization limits. Such ownership changes can result merely from an accumulation of normal market trading activity in the Company’s common stock over time. The NOL annual utilization limits determined upon an ownership change depend on, among other things, the Company’s market capitalization and long-term federal interest rates on the ownership change date. If the Company were to determine it had incurred another ownership change at some time after December 2006, the Company would be required to re-calculate its annual federal NOL utilization limit, which could result in a decrease to NOL carry forwards annually available to offset taxable income.

Executive Appointment and Departure

The Company announced today that Sharon Hughes has been appointed President and Chief Merchandise Officer for the Arden B division. Mr. Thomas commented, “Since Sharon joined us as a consultant to lead the Arden B merchant team in February 2008, she has been instrumental to the turn-around of that business. I am very pleased to have Sharon join our executive team to continue to build upon our recent success at Arden B.”

The Company also announced that Maria Comfort has resigned from her position as President and Chief Merchandise Officer for the Wet Seal division to pursue other interests. Mr. Thomas commented, “We appreciate Maria’s contributions to Wet Seal since joining us in August 2008, and we wish her well in her future endeavors. We have begun a search for her replacement. In the meantime, the Wet Seal merchant team will report directly to me through two very experienced divisional merchandise managers, and I am confident we have the talent and leadership skills within this group to build upon the recent progress we’ve made in this division.”

Fourth Quarter Fiscal 2009 Guidance

For the fourth quarter of fiscal 2009, earnings are estimated in the range of $0.03 to $0.07 per diluted share. The guidance is based on the following major assumptions:

•	Total net sales between $149 million and $155 million versus $154.9 million in the fourth quarter of fiscal 2008.

•	Comparable store sales decline between 2% and 6% versus a 13.4% decrease in the prior year fourth quarter.

•	Gross margin rate between 28.5% and 30.2% of net sales versus 30.9% in the prior year fourth quarter.

•	SG&A expense between 25.4% and 26.2% of net sales versus 24.8% in the prior year fourth quarter.

•

Operating income between $3.4 million and $7.5 million versus operating income of $4.6 million in the prior year fourth quarter. Operating income in the prior year fourth quarter included $4.8 million in non-cash asset impairment charges.

•	Interest expense of $0.2 million versus interest income of less than $0.1 million in the prior year fourth quarter.

•	Income tax expense of between $0.1 million and $0.2 million versus income tax expense of $0.3 million in the prior year fourth quarter.

•	Net store closings of 2 stores at Wet Seal and 2 store closings at Arden B.

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial 888-378-4353 and provide ID number 2084713. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through November 26, 2009. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of October 31, 2009, the Company operated a total of 500 stores in 47 states, the District of Columbia and Puerto Rico, including 420 Wet Seal stores and 80 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its fourth quarter of fiscal 2009, the quality of the Company’s inventory positions, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	October 31, 2009	January 31, 2009	November 1, 2008
ASSETS
Cash and cash equivalents	$144,161	$142,064	$127,555
Income taxes receivable	—	—	119
Other receivables	389	1,784	2,209
Merchandise inventories	39,761	25,529	41,234
Prepaid expenses	11,087	10,600	11,165

Total current assets	195,398	179,977	182,282
Net equipment and leasehold improvements	81,594	74,869	78,573
Deferred financing costs	99	173	197
Other assets	2,489	1,640	1,635

Total assets	$279,580	$256,659	$262,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$19,445	$8,388	$15,572
Accounts payable – other	12,713	9,188	14,050
Income taxes payable	200	228	182
Accrued liabilities	23,044	28,079	27,226
Current portion of deferred rent	2,886	3,378	3,479

Total current liabilities	58,288	49,261	60,509
Secured convertible notes	3,310	2,707	2,531
Deferred rent	29,123	30,051	30,498
Other long-term liabilities	1,700	1,821	1,800

Total liabilities	92,421	83,840	95,338
Convertible preferred stock	1,611	1,611	1,611
Total stockholders’ equity	185,548	171,208	165,738

Total liabilities and stockholders’ equity	$279,580	$256,659	$262,687

Exhibit A

(Continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Net sales	$141,546	$146,644	$409,921	$438,094
Gross margin	41,029	45,905	119,380	144,631
Selling, general & administrative expenses	35,995	38,334	104,289	116,236
Asset impairment	334	519	1,886	822

Operating income	4,700	7,052	13,205	27,573
Interest income (expense), net	(163)	378	(284)	(717)

Income before provision for income taxes	4,537	7,430	12,921	26,856
Provision for income taxes	23	644	275	994

Net income	$4,514	$6,786	$12,646	$25,862

Weighted average shares, basic	95,685,372	94,680,063	95,556,814	92,564,341
Net income per share, basic (1)	$0.04	$0.07	$0.13	$0.26
Weighted average shares, diluted	96,405,850	96,111,993	96,134,860	94,022,901
Net income per share, diluted (1)	$0.04	$0.07	$0.12	$0.26

(1)	On February 1, 2009, the Company adopted FASB Staff Position EITF 03-6-1, “Determining When Instruments Granted in Share-based Payment Transactions Are Participating Securities”, which requires the allocation of net income among common shareholders and participating security holders when computing earnings per share. As a result, the net income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was $4,271, $4,272, $11,960 and $11,964 for the 13 and 39 weeks ended October 31, 2009, and $6,418, $6,424, $24,126 and $24,152 for the 13 and 39 weeks ended November 1, 2008.

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 and 39 weeks ended October 31, 2009, and November 1, 2008, for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Thirteen Weeks Ended October 31, 2009	Wet Seal	Arden B	Corporate	Total
Net sales	$119,105	$22,441	n/a	$141,546
% of total sales	84%	16%	n/a	100%
Comparable store sales % (decrease) increase	(7.6)%	1.3%	n/a	(6.2)%
Operating income (loss)	$10,378	$1,444	$(7,122)	$4,700
Interest expense, net	$—	$—	$(163)	$(163)
Income (loss) before provision for income taxes	$10,378	$1,444	$(7,285)	$4,537
Depreciation	$3,266	$401	$229	$3,896
Number of stores as of period end	420	80	n/a	500
Sales per square foot	$68	$82	n/a	$70
Square footage as of period end	1,655	244	n/a	1,899

Thirteen Weeks Ended November 1, 2008	Wet Seal	Arden B	Corporate	Total
Net sales	$122,487	$24,157	n/a	$146,644
% of total sales	84%	16%	n/a	100%
Comparable store sales % decrease	(3.0)%	(25.0)%	n/a	(7.6)%
Operating income (loss)	$16,760	$(2,257)	$(7,451)	$7,052
Interest income, net	$—	$—	$378	$378
Income (loss) before provision for income taxes	$16,760	$(2,257)	$(7,073)	$7,430
Depreciation	$2,591	$755	$255	$3,601
Number of stores as of period end	409	91	n/a	500
Sales per square foot	$72	$78	n/a	$73
Square footage as of period end	1,610	283	n/a	1,893

Thirty-Nine Weeks Ended October 31, 2009	Wet Seal	Arden B	Corporate	Total
Net sales	$338,987	$70,934	n/a	$409,921
% of total sales	83%	17%	n/a	100%
Comparable store sales % decrease	(9.2)%	(2.5)%	n/a	(8.1)%
Operating income (loss)	$26,315	$7,221	$(20,331)	$13,205
Interest expense, net	$—	$—	$(284)	$(284)
Income (loss) before provision for income taxes	$26,315	$7,221	$(20,615)	$12,921
Depreciation	$9,247	$1,233	$686	$11,166
Number of stores as of period end	420	80	n/a	500
Sales per square foot	$196	$251	n/a	$203
Square footage as of period end	1,655	244	n/a	1,899

Thirty-Nine Weeks Ended November 1, 2008	Wet Seal	Arden B	Corporate	Total
Net sales	$360,365	$77,729	n/a	$438,094
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(2.7)%	(20.2)%	n/a	(6.5)%
Operating income (loss)	$51,934	$(2,112)	$(22,249)	$27,573
Interest expense, net	$—	$—	$(717)	$(717)
Income (loss) before provision for income taxes	$51,934	$(2,112)	$(22,966)	$26,856
Depreciation	$7,662	$2,336	$794	$10,792
Number of stores as of period end	409	91	n/a	500
Sales per square foot	$215	$248	n/a	$220
Square footage as of period end	1,610	283	n/a	1,893

In the tables above, Wet Seal and Arden B reportable segments include net sales generated from their respective stores and e-commerce operations. The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income, interest income (expense), net, and income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results during the 39 weeks ended October 31, 2009, include $0.8 million of additional net sales resulting from a change in estimated “breakage” for unredeemed gift cards, gift certificates and store credits remaining outstanding more than two years from their respective issuance dates, and during the 13 and 39 weeks ended October 31, 2009, and the 13 and 39 weeks ended November 1, 2008, includes $0.3 million, $1.8 million, $0.1 million and $0.4 million, respectively, of non-cash asset impairment charges.

Arden B operating segment results during the 39 weeks ended October 31, 2009, include $0.4 million of additional net sales resulting from a change in estimated “breakage” for unredeemed gift cards, gift certificates and store credits remaining outstanding more than two years from their respective issuance dates, and during the 13 and 39 weeks ended October 31, 2009, and the 13 and 39 weeks ended November 1, 2008, includes less than $0.1 million, less than $0.1 million, $0.4 million and $0.4 million, respectively, of non-cash asset impairment charges.

Corporate expenses during the 39 weeks ended November 1, 2008, include non-cash interest expense of $1.9 million as a result of accelerated write-off of discounts, capitalized interest and deferred financing costs upon conversions of secured convertible notes.